United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2013
ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 1, 2013, ePlus inc. (the "Company") entered into Amended and Restated Employment Agreements (the "Amended Employment Agreements") with the following named executive officers: Chief Operating Officer Mark Marron, Chief Financial Officer Elaine Marion, Executive Vice President Bruce Bowen, and Senior Vice President Steven Mencarini (each, an "Executive" and collectively, the "Executives"). The Amended Employment Agreements supersede and replace the current employment agreements between the Executives and the Company that were entered into on the following dates:  July 31, 2012, and amended effective June 20, 2013 (Mr. Marron); July 31, 2012, and amended effective June 20, 2013 (Ms. Marion); July 31, 2012 (Mr. Bowen); July 31, 2012 (Mr. Mencarini) (collectively, the "Original Employment Agreements"). The Amended Employment Agreements were approved by the Compensation Committee of the Board of Directors of the Company on July 29, 2013.  The Amended Employment Agreements are designed to address certain tax considerations.

For Ms. Marion, Mr. Bowen and Mr. Mencarini, their respective Amended Employment Agreements revise the description of the severance to which the Executive would be entitled in the event the Company terminates his or her employment without Good Cause, or the Executive terminates his or her employment for Good Reason, as defined in the Amended Employment Agreements, such that the amount is reflected as a multiple of his or her base annual salary, however, the amendment does not materially modify the amount of severance to which the Executive would be entitled in the event of a termination by the Company without Good Cause or by the Executive for Good Reason.  Mr. Bowen and Mr. Mencarini’s Amended Employment Agreements were also modified to include a change for the purposes of IRS Code Section 409A (“Section 409A”) consistent with previous changes to the Original Employment Agreements of Ms. Marion and Mr. Marron.

A change was made to all four Amended Employment Agreements to be compliant with Section 409A. The Original Employment Agreements provided that in the event the Company delivers to the Executive a notice that the Agreement will terminate at the end of the Employment Term, and within thirty days of receipt of said notice the Executive tenders his or her resignation from the Company, severance will be paid in monthly or twice-monthly installments, except as otherwise required if the Executive is a “specified employee” within the meaning of Section 409A.  This provision was modified to include that termination scenario within the definition of the Executive’s terminating employment for Good Reason, and severance would be payable as provided for any termination for Good Reason.

The Amended Employment Agreements also update the effective, start and end dates to reflect the effective date of the restatement.  The Original Employment Agreements provided for a twelve-month term that renews each year unless notice of termination is timely provided by the Company or the Executive, and this provision remains unchanged.

Copies of the Amended Employment Agreements are filed with this report as Exhibits 10.1 through 10.4, and are incorporated herein by reference. The foregoing descriptions of the Amended Employment Agreements are qualified in their entirety by reference to Exhibits 10.1 through 10.4.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between ePlus inc. and Mark P. Marron, effective August 1, 2013

10.2	Amended and Restated Employment Agreement between ePlus inc. and Elaine D. Marion, effective August 1, 2013

10.3	Amended and Restated Employment Agreement between ePlus inc. and Bruce M. Bowen, effective August 1, 2013

10.4	Amended and Restated Employment Agreement between ePlus inc. and Steven J. Mencarini, effective August 1, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: August 2, 2013